Exhibit 10.2

SUBLEASE

Lionbridge Technologies, Inc. a Delaware corporation, with a place of business at 1050 Winter Street, Waltham, Massachusetts, 02451 (“Sublessor”), and LeoStream Corp., with a place of business at 7 New England Executive Park, Burlington, MA 01803 (“Sublessee”), make this Sublease as of May 13, 2004.

Preliminary Statement

Sublessor is the tenant under a Lease dated February 13, 1997 and as subsequently amended by (i) a letter agreement dated March 28, 1997, a letter agreement dated January 29, 1999, a First Amendment to Lease dated June 29, 1999, a Second Amendment dated December 10, 1999, a Third Amendment dated September 13, 2002, and a Fourth Amendment dated March 9, 2004, by and between Sublessor and Shorenstein Management, Inc. as Trustee of SRI Two Realty Trust (the “Lessor”), as landlord; said Lease being hereinafter referred to as the “Lease” is attached hereto as Exhibit A, with respect to premises (the “Premises”) consisting of approximately 1122 rentable square feet of the building (the “Building”) commonly known as 950 Winter Street, Waltham, MA 02451 , as more particularly described in the Lease. Capitalized terms used but not defined in this Sublease shall have the meaning ascribed to such terms in the Lease.

Sublessor desires to sublet to Sublessee, and Sublessee desires to accept from Sublessor, the Premises consisting of all of Suite 2410 comprised of approximately 1122 rentable square feet and as further described in the attached plan (Exhibit B- the “Demised Premises”), on the terms and conditions set forth in this Sublease.

Agreement

In consideration of the mutual covenants of this Sublease and other valuable consideration, the receipt and sufficiency of which Sublessee and Sublessor hereby acknowledge, Sublessor and Sublessee agree as follows:

1. Demised Premises. Sublessor hereby subleases to Sublessee, and Sublessee hereby subleases from Sublessor, the Demised Premises, subject to the terms and conditions of this Sublease. Sublessor shall deliver the Demised Premised to Sublessee on the Commencement Date (as hereinafter defined) in broom clean condition but otherwise in such condition as exists as of the date of this Sublease “AS IS, WHERE IS”, free of all occupants other than Sublessee. Sublessee acknowledges that Sublessor has made no representations or warranties concerning the Demised Premises or the Building or their fitness for Sublessee’s purposes, except as expressly set forth in this Sublease.

2. Term. The fixed term (the “Fixed Term”) of this Sublease shall commence on the later of (a) June 1, 2004 or (b) the date upon which Lessor approval of this Sublease is obtained (the “Commencement Date”) and shall terminate on December 31, 2004 or such sooner date upon which the Lease Term may expire or terminate under this Sublease or pursuant to law, and following the expiration of such fixed term, this Sublease shall automatically convert into a month-to-month lease (the “Month-to-Month Term”) for the period commencing on January 1, 2005 and ending on the earlier of (a) the effective date of termination of the aforesaid month to month tenancy, which shall in no event be later than sixty (60) days from the date of receipt of such notice of termination by Sublessor from Sublessee, or (b) the expiration date of the Lease as set forth in the Lease. Where used herein, the term “Term” shall refer to the Fixed Term and the Month-to-Month Term collectively.

3. Use. Sublessee shall use and occupy the Demised Premises only for general office use (the “Permitted Uses”) and for no other purpose. Sublessee shall also comply with all laws governing or affecting Tenant’s use of the Demised Premises, and Sublessee acknowledges that Sublessor has made no representations or warranties concerning whether the Permitted Uses comply with such laws. Subject to the consent of Lessor, and in conformity with (i) Lessor’s rules and regulations applicable thereto and (ii) all obligations, rules and regulations relating thereto in the Lease, Sublessee may, at its sole expense, place signage indicating its name on the outside door of the Premises and, on a space available basis as determined by Lessor in its sole discretion, may be listed on the Building directory.

4. Monthly Base Rent. Commencing on the Commencement Date, Sublessee shall pay to Sublessor rent at a rate of $1,589.50 per month for the Term (“Base Rent”) without demand, deduction, offset or abatement. Base Rent payments shall be made on the first day of each calendar month during the Term. If the Term includes a partial calendar month at its beginning or end, the monthly installment of Base Rent for such partial month shall be prorated at the rate of 1/30 of the monthly installment for each day in such partial month within the Term and shall be payable in advance on the first day of such partial month occurring within the Term. The Base Rent shall be paid to Sublessor at its offices located at 1050 Winter Street, Waltham, MA 02451, or such other place as Sublessor may designate in writing, in lawful money of the United States of America, without demand, deduction, offset or abatement

5. Electrical; Phone; Network Connectivity. In addition to the Base Rent, Sublessee shall pay, in the manner and at the times required under this Sublease with respect to the payment of Base Rent, to Sublessor the amount of $88.83 per month for the Term (“Electrical Fees”) without demand, deduction, offset or abatement. Sublessee shall be solely responsible for all costs associated with telephones and computer network connectivity, including the provision thereof.

6. Security Deposit. Upon execution of this Sublease, Sublessee shall pay to Sublessor the sum of $1589.50 (the “Security Deposit”) as security for the full and timely payment and performance of Sublessee’s obligations under this Sublease. If Sublessee fails to pay or perform in a full and timely manner any of its obligations under this Sublease, Sublessor may apply all or any portion of the Security Deposit toward curing any such failure and compensating Sublessor for any loss, damage or expenses arising from such failure. If Sublessor so applies any portion of the Security Deposit, Sublessee shall immediately pay to Sublessor the amount necessary to restore the Security Deposit to its original amount. Sublessor may commingle the Security Deposit with Sublessor’s funds and shall not be obligated to pay interest on the Security Deposit to Sublessee. If Sublessor assigns its interest in this Sublease and transfers the Security Deposit (or any balance thereof) to its assignee, Sublessee shall look only to such assignee for the application and return of the Security Deposit.

7. Subordination to Lease. (a) This Sublease is subject and subordinate to the terms and conditions of the Lease. Sublessee shall not cause a default under the Lease or permit its employees, agents, contractors or invitees to cause a default under the Lease. If the Lease terminates before the end of the Term, Sublessor shall not be liable to Sublessee for any damages arising out of such termination.

a.	Except as otherwise specified in this Sublease, all of the terms and conditions of the Lease are incorporated as a part of this Sublease, but all references in the Lease to “Tenant”, “Premises”, “Term”, “Basic Rent”, and “Term of Lease” shall be deemed to refer, respectively, to Sublessee, Demised Premises, Term, Base Rent, and Commencement Date, as defined in this Sublease. To the extent incorporated into this Sublease, Sublessee shall perform the obligations of the Sublessor, as tenant under the Lease. Notwithstanding any other provision of this Sublease, Sublessor, as sublandlord under this Sublease, shall have the benefit of all rights, remedies and limitations of liability enjoyed by Lessor, as the landlord under the Lease, but (i) Sublessor shall have no obligations under this Sublease to perform the obligations of Lessor, as landlord under the Lease, including without limitation any obligation to provide services or maintain insurance, and Sublessee shall seek such performance and obtain such services solely from the Lessor; (ii) Sublessor shall not be bound by any representations or warranties of the Lessor under the Lease; (iii) in any instance where the consent of Lessor is required under the terms of the Lease, the consent of Sublessor and Lessor shall be required; and (iv) Sublessor shall not be liable to Sublessee for any failure or delay in Lessor’s performance of its obligations, as landlord under the Lease.

b.

Notwithstanding any contrary provision of this Sublease, (i) in any instances where Lessor, as landlord under the Lease, has a certain period of time in which to notify Sublessor, as tenant under the Lease, whether Lessor will or will not take some action, Sublessor, as landlord under this Sublease, shall have an additional ten-day period after receiving such notice in which to notify

Sublessee, (ii) in any instance where Sublessor, as tenant under the Lease, has a certain period of time in which to notify Lessor, as landlord under the Lease, whether Sublessor will or will not take some action, Sublessee, as tenant under this Sublease, must notify Sublessor, as landlord under this Sublease, at least five business days before the end of such period, but in no event shall Sublessee have a period of less than five days in which so to notify Sublessor unless the period under the Lease is five days or less, in which case the period under this Sublease shall be one day less than the period provided to Sublessor under the Lease, and (iii) in any instance where a specific grace period is granted to Sublessor, as tenant under the Lease, before Sublessor is considered in default under the Lease, Sublessee, as tenant under this Sublease, shall be deemed to have a grace period which is ten days less than Sublessor before Sublessee is considered in default under this Sublease, but in no event shall any grace period be reduced to less than five days unless the period under the Lease is five days or less, in which case the period under this Sublease shall be one day less than the period provided to Sublessor under the Lease.

8. Assignments and Subleases. Notwithstanding any provision of the Lease to the contrary, Sublessee shall not assign this Sublease or sublet any portion of the Demised Premises without the prior written consent of Sublessor and Lessor, which they may grant, withhold or condition in their respective sole discretions. The following transactions shall be deemed assignments of this Sublease requiring such prior written consent: (i) any assignment, mortgage, pledge or other transfer of this Sublease; (ii) any sublease, license or occupancy agreement with respect to any portion of the Demised Premises; (iii) if Sublessee or any of its successors or assigns is a corporation, any sale, pledge or other transfer of all or a majority of the capital stock of Sublessee or any such successor or assign (unless such stock is publicly traded on a recognized security exchange or over-the-counter market), any merger, consolidation or reorganization of or into Sublessee or any such successor or assign, and any sale of all or substantially all of the assets of Sublessee or such successor or assign; (iv) if Sublessee or any of its successors or assigns is a partnership, limited liability partnership or limited liability company, any change in its partners or members; and (v) if Sublessee is a trust, any change in the identity of its trustees or any transfer of a beneficial interest in such trust. If Sublessor and Lessor consent to any such assignment or Sublease, such assignment or Sublease shall comply with the requirements of Section 13 of the Lease. Any attempt by Sublessee to assign or sublet the Demised Premises without the prior written consent of both Sublessor and Lessor shall be void.

9. Insurance. During the Lease Term, Sublessee shall maintain insurance of such types, in such policies, with such endorsements and coverages, and in such amounts as are set forth in Section 15 of the Lease, and such additional insurance as may be required by Sublessor, in Sublessor’s reasonable discretion. All insurance policies shall name Lessor and Sublessor as additional insured’s and loss payees and shall contain an endorsement that such policies may not be modified or canceled without 30 days prior written notice to Lessor and Sublessor. Sublessee shall promptly pay all insurance premiums and shall provide Lessor and Sublessor with policies or certificates evidencing such insurance.

10. Alterations. Notwithstanding any provisions of the Lease to the contrary and except as expressly provided herein, Sublessee shall not make any alterations, improvements or installations in the Demised Premises without in each instance obtaining the prior written consent of both Lessor and Sublessor, which they may grant, withhold or condition in their respective sole discretion. If Sublessor and Lessor consent to any such alterations, improvements or installations, Sublessee shall perform and complete such alterations, improvements and installations at its expenses, in compliance with applicable laws and in compliance with Section 9 and other applicable provisions of the Lease. If Sublessee performs any alterations, improvements or installations without obtaining the prior written consent of both Lessor and Sublessor, Sublessor may remove such alterations, improvements or installations, restore the Demised Premises and repair any damage arising from such a removal or restoration, and Sublessee shall be liable to Sublessor for all costs and expenses incurred by Sublessor in the performance of such removal, repairs or restoration.

11. Default by Sublessee. Sublessee shall indemnify, defend and hold harmless Sublessor from all claims, liabilities, losses, damages and expenses arising out of a default by Sublessee in the full and timely payment and performance of its obligations, as tenant, under this Sublease. In the event of a default by Sublessee in the full and timely payment and performance of its obligations under the Sublease, Sublessor shall have all of the rights and remedies in the Lease with respect to defaults by the tenant under the Lease, and to damages as provided at law or in the Lease. Sublessee shall further indemnify, defend and hold harmless Sublessor from any claims, liabilities, losses, damages and expenses with respect to bodily injury, death or property damage arising from the negligence or willful misconduct of Sublessee or its agents, officers, or employees or arising out of Sublessee’s failure to promptly vacate the Premises (or any portion thereof) at the expiration or earlier termination of this Sublease.

12. Brokers. Sublessor and Sublessee each represent and warrant to the other that it has not dealt with any broker in connection with the consummation of this Sublease. Sublessor and Sublessee each shall indemnify and hold harmless the other against any loss, damage, claims or liabilities arising out of the failure of its representation or the breach of its warranty set forth in the previous sentence.

13. Notices. All notices and demands under this Sublease shall be in writing and shall be effective upon the earlier of (i) receipt at the address set forth below by the party being served, or (ii) two days after being sent to address set forth below by United States certified mail, return receipt requested, postage prepaid, or (iii) one day after being sent to address set forth below by a nationally recognized overnight delivery service that provides tracking and proof of receipt.

If to Lessor:	Shorenstein Company L.P.
200 Park Avenue
NY, NY 10166
Attention: Glenn A. Shannon, Executive Vice President

With a copy to	555 California Street, 49th Floor
San Francisco, CA 94104
Attention: Legal Department

If to Sublessor:	Lionbridge Technologies, Inc.
1050 Winter Street
Waltham, MA 02451
Attention: Chief Financial Officer

With a copy to:	Lionbridge Technologies, Inc.
1050 Winter Street
Waltham, MA 02451
Attention: General Counsel

If to Sublessee:	LeoStream Corp.
7 New England Executive Park
Burlington, MA 01803
(“Sublessee’s Authorized Representative”)

Either party may change its address for notices and demands under this Lease by notice to the other party.

14. Entire Agreement. This Sublease contains all of the agreements, conditions, warranties and representations relating to the sublease of the Demised Premises and may be amended or modified only by written instruments executed by both Sublessor and Sublessee.

15. Condition Precedent. This Sublease, and the rights and obligations of Sublessor and Sublessee under this Sublease, are subject to the condition that Lessor consent to this Sublease by executing a Consent to Sublease in form and substance satisfactory to Lessor, and this Sublease shall be effective only upon the receipt by Sublessor and Sublessee of such Consent to Sublease.

16. Sublessee’s Warranties and Representations. Sublessee warrants and represents that (a) Sublessee has duly executed and delivered this Sublease, (b) the execution and delivery of this Sublease are within the powers of Sublessee, have been duly authorized by all requisite action, and the Sublease is a valid and binding obligation of Sublessee in accordance with its terms, and (c) the person executing this Sublease on behalf of Sublessee is duly authorized to do so.

IN WITNESS WHEREOF, Sublessor and Sublessee execute this Sublease as of the date first written above.

LEOSTREAM CORP.		LIONBRIDGE TECHNOLOGIES INC.

By:	/s/ MICHAEL S. PALIN	By:	/s/ DAVID W. DAHN
Name:	Michael S. Palin	Name:	David W. Dahn
Title:	COO	Title:	Treasurer

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